Exhibit 10(d)
SCHERING-PLOUGH CORPORATION
2006 STOCK INCENTIVE PLAN
(As Amended and Restated Effective as of January 1, 2009)

SCHERING-PLOUGH CORPORATION
2006 STOCK INCENTIVE PLAN
(As Amended and Restated Effective as of January 1, 2009)
I. ESTABLISHMENT AND PURPOSE
1.1 Purpose. The purpose of this Schering-Plough Corporation 2006 Stock Incentive Plan (the “Plan”) is to enable Schering-Plough Corporation to achieve superior financial performance, as reflected in the performance of its Shares and other key financial or operating indicators by (i) providing incentives and rewards to certain Employees who are in a position to contribute materially to the success and long-term objectives of Schering-Plough, (ii) aiding in the recruitment and retention of Employees of outstanding ability and (iii) providing Employees an opportunity to acquire or expand equity interests in Schering-Plough, thus aligning the interests of such Employees with those of Schering-Plough’s shareholders. Schering-Plough expects that it will benefit from the added interest that such Employees will have in the welfare of Schering-Plough as a result of their ownership or increased ownership of Schering-Plough’s Shares.
1.2 Effective Date; Shareholder Approval. The Plan was originally effective as of May 19, 2006, subject to the approval of the Plan by the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote at the 2006 Annual Meeting of Shareholders of Schering-Plough, or any adjournment of such meeting. Any Awards granted under the Plan prior to the approval of the Plan by Schering-Plough’s shareholders, as provided herein, were contingent on such approval; if such approval is not obtained, the Plan would have had no effect, and any Awards granted under the Plan would have been rescinded. Schering-Plough’s shareholder approved the Plan at the 2006 Annual Meeting and the Plan became effective on May 19, 2006.
II. DEFINITIONS
     Capitalized terms used in the Plan have the following meanings, unless another definition is indicated clearly by particular usage and context.
     “Acquired Company” means any business, corporation or other entity acquired by Schering-Plough or its Affiliates or Subsidiaries.
     “Acquired Grantee” means the grantee of a stock-based award of an Acquired Company.
     “Affiliate” means a corporation or other entity controlled by, controlling or under common control with Schering-Plough.

     “Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:
          (a) “Stock Options” awarded pursuant to Section 4.4;
          (b) “Restricted Stock” awarded pursuant to Section 4.5;
          (c) “Deferred Stock Units” awarded pursuant to Section 4.6;
          (d) “Other Stock-Based Awards” awarded pursuant to Section 4.7;
          (e) “Performance Awards”, including “Qualified Performance Awards,” awarded pursuant to Section 4.8; and
          (f) “Substitute Awards” awarded pursuant to Section 4.9.
     “Award Certificate” means the document issued, either in writing or by electronic means, by Schering-Plough to a Participant evidencing the grant of an Award and setting forth the specific terms, conditions, restrictions and limitations applicable to the Award.
     “Beneficiary” means the person or persons designated by the Participant in accordance with Section 7.6 to acquire the Participant’s right in the Plan in the event of the Participant’s death.
     “Board” means the Board of Directors of Schering-Plough.
     “Change in Control” means the happening of any of the following events:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of Schering-Plough where such acquisition causes such Person to own more than 50% of either (x) the then outstanding Shares of Schering-Plough (the “Outstanding Shares”) or (y) the combined voting power of the then outstanding voting securities of Schering-Plough entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a) the following acquisitions will not constitute a Change in Control: (i) any acquisition directly from Schering-Plough, (ii) any acquisition by Schering-Plough, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Schering-Plough or any corporation controlled by Schering-Plough or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Shares or

Outstanding Voting Securities reaches or exceeds 50% as a result of a prior transaction, and such Person subsequently acquires beneficial ownership of additional Shares or additional voting securities of Schering-Plough, such subsequent acquisition will not be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Shares or Outstanding Voting Securities;
     (b) during any 12-month period, individuals who, as of the first day of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 12-month period whose election, or nomination for election by the Schering-Plough’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board;
     (c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Schering-Plough, or the acquisition of assets or stock of another entity by Schering-Plough (each a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Schering-Plough or substantially all of Schering-Plough’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Schering-Plough or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board on the later of (A) the time of the execution of the initial agreement, (B) the action of the Board providing for such Business Combination or (C) the beginning of the 12-month period ending on the effective date of the Business Combination;
     (d) any one Person acquires (or has acquired during any 12-month period ending on the date of the most recent acquisition by such Person) assets of Schering-Plough having a fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Schering-Plough immediately prior to such sale, other than an acquisition by (i) a Person who was a shareholder of Schering-Plough immediately before the asset acquisition in exchange for or with respect to such Person’s Shares, (ii) an entity whose total or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by Schering-Plough, (iii) a person or group that, immediately after the transfer, directly or indirectly owns at least 50% of the total value or voting power of the outstanding stock of Schering-Plough or (iv) an entity whose total value or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by a person described in clause (iii) above; or
     (e) the complete liquidation of Schering-Plough.
     The definition of Change in Control for purposes of the Plan is intended to conform to the description of “Change in Control Events” in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Code section 409A. Accordingly, no Change in Control will be deemed to occur with respect to a transaction or event described in paragraphs (a) through (e) above unless the transaction or event would constitute a “Change in Control Event” as described in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance under Code section 409A.
     “Change in Control Price” means the higher of (a) the highest reported sales price of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares may then be listed during the 60-day period prior to and including the effective date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer or a business combination, the highest price per Share paid in such tender or exchange offer or business combination; provided, however, that in the case of Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of a Share on the date such Stock Option is exercised or cancelled. To the extent that the consideration paid in any transaction described in clause (b) above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Compensation Committee of the Board of Directors, or such other successor committee or subcommittee of the Board formed to act on performance-based compensation for Covered Employees, which is comprised solely of two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations and non-employee directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act.
     “Controlled Group Member” means Schering-Plough and each other company that is required to be aggregated with Schering-Plough under Code Sections 414(b), (c) and (m).

     “Corporation” means Schering-Plough Corporation.
     “Covered Employee” means an Employee who is, or who the Committee determines may be, a “covered employee” within the meaning of Section 162(m)(3) of the Code in the fiscal year in which Schering-Plough would expect to be able to claim a tax deduction with respect to a Performance Award.
     “Deferred Stock Account” means a hypothetical bookkeeping account established and maintained by Schering-Plough on behalf of a Participant pursuant to Section 4.6(a) to track Deferred Stock Units awarded to the Participant pending the distribution of Shares in settlement of such units.
     “Deferred Stock Unit” means the Award of an unfunded contractual right granted under Section 4.6 to receive one Share in the future, subject to any restrictions, as the Committee, in its discretion, may determine.
     “Disabled” or “Disability” means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     “Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the dividend record date.
     “Effective Date” means May 19, 2006.
     “Employee” means any individual who performs services as a common law employee for Schering-Plough or an Affiliate or Subsidiary.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Exercise Price” means the price per Share, as fixed by the Committee, at which Shares may be purchased under a Stock Option.
     “Fair Market Value” of a Share means either:
     (a) The closing sales price of a Share as reported on the New York Stock Exchange on the applicable date,
     (b) If no sales of Shares are reported for such date, the mean between the bid and asked price of a Share on such Exchange at the close of the market on such date, or

     (c) In the event that the method for determining fair market value described in clauses (a) or (b) is not practicable, the fair market value of a Share determined in accordance with any other reasonable method approved by the Committee in its discretion.
     “GAAP” means United States generally accepted accounting principles.
     “Incentive Stock Option” means a Stock Option granted under Section 4.4 of the Plan that meets the requirements of Section 422 of the Code and any regulations or rules promulgated thereunder and is designated in the Award Certificate to be an Incentive Stock Option.
     “Involuntary Termination” means a Termination of Employment initiated by Schering-Plough or an Affiliate or Subsidiary other than a Termination for Cause or a Termination Due to Business Divestiture.
     “Nonqualified Stock Option” means any Stock Option granted under Section 4.4 of the Plan that is not an Incentive Stock Option.
     “Other Stock-Based Award” means an Award (other than a Stock Option, Restricted Stock or Deferred Stock Unit) granted under Section 4.7 of the Plan that consists of, or is denominated in, payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares.
     “Participant” means an Employee or Acquired Grantee who has been granted an Award under the Plan.
     “Performance Award” means an Award granted under Section 4.8 of the Plan that is granted, vested or paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures.
     “Performance Cycle” means a period typically measured by Schering-Plough’s fiscal year or years over which the level of attainment of one or more Performance Measures shall be assessed; provided, however, that the Committee, in its discretion, may determine to designate a Performance Cycle that is less than a full fiscal year.
     “Performance Measure” means, with respect to any Performance Award, the business criteria selected by the Committee to measure the level of performance of Schering-Plough during a Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following corporate measures, as interpreted by the Committee:
          (a) Net operating profit after taxes;
          (b) Operating profit before taxes;

          (c) Return on equity;
          (d) Return on assets or net assets;
          (e) Total shareholder return;
          (f) Total shareholder return (as compared with a peer group of Schering-Plough);
          (g) Earnings before income taxes;
          (h) Earnings per Share;
          (i) Net income;
          (j) Free cash flow;
          (k) Free cash flow per Share;
          (l) Revenue (or any component thereof);
          (m) Revenue growth;
          (n) Share performance;
          (o) Relative Share performance;
          (p) Economic value added; and/or
          (q) Return on capital.
     “Plan” means the Schering-Plough Corporation 2006 Stock Incentive Plan, as set forth in this document and as may be amended from time to time.
     “Prior Plan” means the Schering-Plough Corporation 2002 Stock Incentive Plan.
     “Qualified Performance Award” means a Performance Award that is intended by the Committee to meet the requirements for “qualified performance-based compensation” within the meaning of Code Section 162(m) and Treasury Regulation Section 1.162-27(e).
     “Qualified Performance Award Determination Period” means the period within which Committee determinations regarding Performance Measures, targets and payout formulas in connection with a Qualified Performance Award must be made. The Qualified Performance Award Determination Period is the period beginning on the first day of a Performance Cycle and ending no later than 90 days after commencement of the Performance Cycle; provided, however, that in the case of a Performance Cycle that is less than 12 months in duration, the Qualified Performance Award Determination Period shall end no later than the date on which 25% of the Performance Cycle has elapsed.
     “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.
     “Restricted Stock” means Shares issued pursuant to Section 4.5, which are subject to such restrictions as the Committee, in its discretion, shall impose.
     “Restriction Period” means the period of time during which the Restricted Stock Awards will remain subject to restrictions imposed by the Committee and set forth in the Award Certificate.
     “Retirement” means, for purposes of a particular Award, an Employee’s “retirement” as defined in the Committee’s grant guidelines in effect as of the date the Award is granted to the Employee or, if no such grant guidelines are in effect as of the date of grant (or if such guidelines are in effect, but do not define “retirement”), an Employee’s Termination of Employment on or after the earliest date the Employee is eligible to retire under Schering-Plough’s tax-qualified retirement plans, or in the case of a non-U.S. Employee, under the Worldwide Retirement Plan.
     “Section 409A Specified Employee” means a “specified employee” within the meaning of Section 409A(2)(B)(i) of the Code, as amended, as determined by the Committee.
     “Shares” means shares of common stock, $.50 par value per share, of Schering-Plough.
     “Stock Option” means a right granted under Section 4.4 of the Plan to purchase from Schering-Plough a stated number of Shares at the Exercise Price. Stock Options awarded under the Plan shall be in the form of either Incentive Stock Options or Nonqualified Stock Options.
     “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profit interest is owned, directly or indirectly, by Schering-Plough or any successor to Schering-Plough.
     “Termination Due to Business Divestiture” means a Termination of Employment due to a transaction or series of related transactions (other than a transaction or series of transactions that are a part of a Change in Control) that result in a divestiture, sale, transfer, assignment or other disposition of any division, subsidiary, business unit, product line or group, or any other asset of Schering-Plough or any of its affiliates.
     “Termination for Cause” shall have the definition prescribed in the current employment agreement, if any, between Schering-Plough and the relevant Employee or, in the absence of such definition, shall mean a Termination of Employment initiated by Schering-Plough or an Affiliate or Subsidiary incident to or connected with a determination that the Employee has engaged in misappropriation, theft, embezzlement, kick-backs, bribery or similar deliberate, gross or willful misconduct or dishonest acts or omissions. Termination for Cause shall also include such a Termination of Employment incident to or in connection with acts or omissions of the Employee that the Committee reasonably determines to be willfully or wantonly harmful to, or detrimental to the interests of, Schering-Plough or any of its Affiliates or Subsidiaries, monetarily or otherwise.
     “Termination of Employment” means the date of cessation of an Employee’s employment relationship with Schering-Plough and any Affiliate or Subsidiary for any reason, with or without cause, as determined by Schering-Plough. A transfer of an Employee between and among Schering-Plough, an Affiliate or a Subsidiary shall not be deemed a Termination of Employment for purposes of the Plan. Notwithstanding the foregoing, the date of an Employee’s Termination of Employment for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Section 409A of the Code is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether the Employee is a Section 409A Specified Employee on the termination date, shall be the date on which the Employee has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Code section 409A.
III. ADMINISTRATION
3.1 The Committee. The Plan shall be administered by the Committee.
3.2 Authority of the Committee. The Committee shall have authority, in its sole and absolute discretion and consistent with applicable law and regulation, and subject to the terms of the Plan, to:
     (a) Interpret and administer the Plan and any instrument or agreement relating to the Plan;
     (b) Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating the Plan;
     (c) Select Employees to receive Awards under the Plan;
     (d) Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances in which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of the Award Certificate;

     (e) Determine whether Awards will be granted singly, in combination or in tandem;
     (f) Establish and interpret Performance Measures in connection with Performance Awards, evaluate the level of performance over a Performance Cycle and, in the case of Qualified Performance Awards, certify the level of performance attained with respect to Performance Measures;
     (g) Waive or amend any terms, conditions, restrictions or limitations on an Award, except that the prohibition on the repricing of Stock Options, as described in Section 4.4(h), and the limitations on elections to defer payment of Deferred Stock Units, as described in Section 4.6(e), may not be waived;
     (h) Except to the extent that any such action would result in the imposition on a Participant of an “additional tax” under Section 409A of the Code, accelerate the vesting, exercise or lapse of restrictions on an Award when such action or actions would be in the best interest of Schering-Plough;
     (i) Make any adjustments permitted by the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as may be appropriate pursuant to Article V;
     (j) Subject to the requirements of Section 409A of the Code, determine under which circumstances Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest thereon;
     (k) Determine whether a Nonqualified Stock Option or Restricted Stock Award may be transferable to family members, a family trust or a family partnership;
     (l) Establish any sub-plans and make any modifications to the Plan that the Committee may determine to be necessary to implement and administer the Plan in countries outside the United States;
     (m) Appoint such agents as it shall deem appropriate for proper administration of the Plan; and
     (n) Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.
3.3 Committee Determinations. All determinations of the Committee shall be made in its sole discretion, in the best interest of Schering-Plough, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. Committee determinations shall be made by a majority of its members present at a meeting at which a quorum is present and shall be final, conclusive and binding on all persons having an interest in the Plan and any Awards granted under the

Plan. Any determination of the Committee that is reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held.
3.4 Delegation of Authority. The Committee, in its discretion and consistent with applicable law and regulations, may delegate some or all of its authority and duties under the Plan to such other individual, individuals or committee as it may deem advisable, under such conditions and subject to such limitations as the Committee may establish. Notwithstanding the foregoing, only the Committee shall have authority to grant and administer Awards to Covered Employees and other Reporting Persons, to establish and certify Performance Measures for Qualified Performance Awards and to grant Awards to any Employee who is acting as a delegate of the Committee in respect of the Plan.
3.5 Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, and the Committee, Schering-Plough and the officers and directors of Schering-Plough may rely upon the advice, opinions or valuations of the advisors employed.
3.6 No Liability. No member of the Committee, nor any person acting as a delegate of the Committee in respect of the Plan, shall be liable for any losses incurred by any person resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.
IV. AWARDS
4.1 Eligibility. All Employees shall be eligible to receive Awards under the Plan.
4.2 Participation. The Committee, at its sole discretion, shall select from time to time Participants from those persons eligible under Section 4.1 to receive Awards under the Plan.
4.3 Forms of Award. Awards shall be in the form determined by the Committee, in its discretion, and shall be evidenced by an Award Certificate. Awards may be granted singly or in combination or tandem with other Awards.
4.4 Stock Options. The Committee may grant Stock Options under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to such other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the following provisions.
     (a) Form. Stock Options granted under the Plan may, at the discretion of the Committee, be in the form of Nonqualified Stock Options, Incentive Stock Options or a combination of the two, subject to the restrictions set forth in paragraph (g) below with respect to grants of Incentive Stock Options. The Committee shall designate the form of the Stock Option at the time of grant and such form shall be specified in the Award Certificate. Where both a Nonqualified Stock Option and an

Incentive Stock Option are granted to an Employee at the same time, such Awards shall be deemed to have been granted in separate grants, shall be clearly identified, and in no event will the exercise of one such Award affect the right to exercise the other Award.
     (b) Amount of Shares. The Committee may grant Stock Options to an Employee in such amounts as the Committee may determine, subject to the limitations set forth in Section 5.1 of the Plan. The number of Shares subject to a Stock Option shall be set forth in the Award Certificate.
     (c) Exercise Price. The Exercise Price of Stock Options granted under the Plan shall be determined by the Committee at the time of grant and set forth in the Award Certificate. In no event shall the Exercise Price with respect to any Share subject to a Stock Option be set at a price that is less than the grant date Fair Market Value of a Share.
     (d) Option Term. Except as otherwise provided in paragraph (e)(iv) of this Section 4.4, all Stock Options granted under the Plan shall lapse no later than the tenth anniversary of the date of grant.
     (e) Timing of Exercise. Except as the Committee may otherwise determine at the time of grant, and subject to (1) the Committee’s authority under Section 3.2(g) to waive or amend any terms, conditions, limitations or restrictions of an Award, (2) Section 5.4 relating to Changes in Control and (3) the special forfeiture provisions of Section 7.2, each Stock Option granted under the Plan shall be exercisable in whole or in part, subject to the following conditions, limitations and restrictions.
     (i) Vesting. The Committee will determine and set forth in the Award Certificate the date on which the Stock Options subject to the Award may first be exercised. Unless the Award Certificate provides otherwise, and except as otherwise provided in this Section 4.4(e) and in Section 5.4 relating to Changes in Control, no Stock Option shall be exercisable prior to the one-year anniversary of the date of grant.
     (ii) Retirement. Upon a Participant’s Retirement,
     (A) All Stock Options granted to the Participant during the one-year period immediately preceding the Participant’s Retirement date that have not become exercisable as of the such Retirement date shall be forfeited;
     (B) All Stock Options granted to the Participant more than one year prior to the Participant’s Retirement date that have not become exercisable as of such Retirement date shall continue to become exercisable in accordance with the vesting schedule set out in the applicable Award Certificate; and

     (C) To the extent that Stock Options have become exercisable as of the Participant’s Retirement date, or become exercisable after such date in accordance with paragraph (B) above, such Stock Options must be exercised, if at all, within five years after the Participant’s Retirement date, or, if earlier, no later than the original expiration date of the Stock Option.
     (D) In the event the Participant’s death occurs after Retirement, the Participant’s Stock Options that have not become exercisable in accordance with paragraph (B) as of the date of the Participant’s death shall become immediately exercisable and all of the Participant’s Stock Options must be exercised, if at all, within the later of (x) five years from the Participant’s Retirement date or, if earlier, the original expiration date of Stock Option and (y) one year from the Participant’s date of death.
     (iii) Termination Due to Business Divestiture. Upon a Participant’s Termination Due to Business Divestiture, all Stock Options granted to the Participant that have not become exercisable as of the date of such Termination Due to Business Divestiture shall become immediately exercisable and must be exercised, if at all, within five years after such termination date, but in no event later than the original expiration date of the Stock Option.
     (iv) Disability. Upon the Disability of a Participant, all Stock Options granted to the Participant that have not become exercisable as of the date of Disability shall become immediately exercisable and shall remain exercisable for the full duration of the Stock Option’s original term.
     (v) Death. Upon a Participant’s Termination of Employment due to his or her death during the term of a Stock Option, all Stock Options held by the Participant at the time of his or her death that are not already exercisable shall become immediately exercisable and all Stock Options shall remain exercisable for the longer of (A) the full duration of the Stock Option’s original term and (B) one year from the Participant’s date of death. Stock Options of a deceased Participant may be exercised only by the Participant’s Beneficiary or, if none, by the legal representative of the Participant’s estate or by the person given authority to exercise such Stock Options by the Participant’s will or by operation of law. In the event a Stock Option is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option has been transferred under the Participant’s will or the applicable laws of descent and distribution, Schering-Plough shall be under no obligation to deliver Shares unless and until Schering-Plough is satisfied that the person or persons exercising the Stock Option is or are the duly appointed executor(s) or administrator(s) of the deceased Participant or the person to whom the Stock Option has been transferred under the Participant’s will or by the applicable laws of descent and distribution.

     (vi) Other Terminations. Upon an Employee’s Termination of Employment for any reason other than death, Disability, Retirement, Termination Due to Business Divestiture or Termination for Cause, all Stock Options that have not become exercisable as of the date of termination shall be forfeited and to the extent that Stock Options have become exercisable as of such date, such Stock Options must be exercised, if at all, within three months after such Termination of Employment (one year in the case of an Involuntary Termination), but in no event later than the original expiration date of the Stock Option.
     (f) Method of Exercise; Payment of Exercise Price. A Stock Option may be exercised by giving written notice to Schering-Plough specifying the number of Shares to be purchased, which shall be accompanied by full payment of the Exercise Price plus applicable taxes, if any. No Stock Option shall be exercised for less than the lesser of 100 Shares or the full number of Shares for which the Stock Option is then exercisable. No stock certificates shall be registered and delivered, and no Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to the Stock Option until the Participant has given written notice of exercise, made full payment of the Exercise Price for such Shares (including taxes) and, if requested by Schering-Plough, has given the representation described in Section 7.4. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order. In addition, at the discretion of the Committee, payment of all or a portion of the Exercise Price may be made by —
     (i) Delivering a properly executed exercise notice to Schering-Plough or its agent, together with irrevocable instructions to a broker to deliver promptly to Schering-Plough the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;
     (ii) Tendering (actually or by attestation) to Schering-Plough previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (iv), and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid, provided that the Board has specifically approved the repurchase of such Shares (unless such approval is not required by the terms of the By-Laws of Schering-Plough) and the Committee has determined that, as of the date of repurchase, Schering-Plough is, and after the repurchase will continue to be, able to pay its liabilities as they become due; or
     (iii) Provided such payment method has been expressly authorized by the Board or the Committee in advance and subject to any requirements of applicable law and regulations, instructing Schering-Plough to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

     (iv) The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to clause (ii).
     (g) Incentive Stock Options. Incentive Stock Options granted under the Plan shall be subject to the following additional conditions, limitations and restrictions:
     (i) Eligibility. Incentive Stock Options may be granted only to Employees of Schering-Plough or an Affiliate or Subsidiary that is a “subsidiary” or “parent corporation”, within the meaning of Code Section 424, of Schering-Plough. In no event may an Incentive Stock Option be granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Schering-Plough or such Affiliate or Subsidiary.
     (ii) Timing of Grant. No Incentive Stock Option shall be granted under the Plan after the 10-year anniversary of earlier of (A) the date the Plan is adopted by the Board and (B) the date the Plan is approved by Schering-Plough’s shareholders.
     (iii) Amount of Award. The aggregate Fair Market Value on the date of grant of the Shares with respect to which such Incentive Stock Options first become exercisable during any calendar year under the terms of the Plan for any Participant may not exceed $100,000. For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all Plans maintained by Schering-Plough and its Affiliates and Subsidiaries shall be aggregated. To the extent any Incentive Stock Option first becomes exercisable in a calendar year and such limit would be exceeded, such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.
     (iv) Timing of Exercise. In the event that an Incentive Stock Option is exercised by a Participant more than three months after a Participant’s Termination of Employment (or more than 12 months after the Participant is Disabled), such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes. For this purpose, an Employee’s employment relationship shall be treated as continuing intact while the Employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment with the Government) duly authorized in writing by Schering-Plough if the period of such leave does not exceed three months or, if longer, so long as the Employee’s right to reemployment with Schering-Plough or an Affiliate or Subsidiary is guaranteed either by statute or by contract. If the period of leave exceeds three months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such three-month period.

     (v) Transfer Restrictions. In no event shall the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option granted hereunder shall be exercisable, during his or her lifetime, only by the Participant.
     (h) No Repricing. Except as otherwise provided in Section 5.3, in no event shall the Committee decrease the Exercise Price of a Stock Option after the date of grant or cancel outstanding Stock Options and grant replacement Stock Options with a lower Exercise Price without first obtaining the approval of the holders of a majority of the Shares present in person or by proxy at a meeting of Schering-Plough’s shareholders and entitled to vote at such meeting.
4.5 Restricted Stock. The Committee may grant Restricted Stock under the Plan to such Employees as the Committee may from time to time select, in such amounts and subject to such terms, conditions and restrictions (including, without limitation, transfer restrictions) and Restriction Periods as the Committee, in its discretion, may determine and set forth in the Award Certificate. The Committee, in its discretion, may condition an Award of Restricted Stock on the Participant giving the representation described in Section 7.4.
     (a) Payment of Restricted Stock. As soon as practicable after Restricted Stock is awarded, a certificate or certificates for all such Shares of Restricted Stock shall be registered in the name of the Participant and, at the discretion of Schering-Plough, be either (i) delivered to the Participant or (ii) held by Schering-Plough on behalf of the Participant until all restrictions have lapsed. The Participant shall thereupon have all the rights of a shareholder with respect to such Shares, including the right to vote and receive dividends or other distributions made or paid with respect to such Shares, except that such Shares shall be subject to the forfeiture provisions of clause (i) below. The Committee may, in its discretion, impose and set forth in the Award Certificate such other restrictions on Restricted Stock for such Restriction Period or Periods as it deems appropriate. Except as the Committee may otherwise determine, and subject to (1) the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, (2) Section 5.4 relating to Changes in Control and (3) the special forfeiture provisions of Section 7.2, such Shares shall be subject to the following provisions.
     (i) Forfeiture and Lapse of Restriction. Shares of Restricted Stock shall be forfeited by a Participant upon the Participant’s Termination of Employment during the Restriction Period for any reason other than the Participant’s death, Disability or Termination Due to Business Divestiture. Subject to clause (ii) below and Section 5.4 relating to Changes in Control, restrictions on Shares of Restricted Stock shall lapse at the end of the Restriction Period set forth in the Award Certificate.

     (ii) Accelerated Lapse. Notwithstanding the foregoing, all restrictions on Shares of Restricted Stock shall immediately lapse upon the death or Disability of the Participant. The Committee may, in its discretion, provide in the applicable Award Certificate that restrictions on Shares of Restricted Stock shall also lapse upon the Participant’s Retirement or Involuntary Termination.
     (b) Legend. In order to enforce any restrictions that the Committee may impose on Restricted Stock, the Committee shall cause a legend or legends setting forth a specific reference to such restrictions to be placed on all certificates for Shares of Restricted Stock. As restrictions are released, a new certificate, without the legend, for the number of Shares with respect to which restrictions have been released shall be issued and delivered to the Participant as soon as possible thereafter.
4.6 Deferred Stock Units. The Committee may grant Deferred Stock Units under the Plan to those Employees whom the Committee may from time to time select, in such amounts and pursuant to such other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the following provisions.
     (a) Deferred Stock Account. Deferred Stock Units awarded to a Participant shall be credited to a Deferred Stock Account established and maintained by Schering-Plough on behalf of the Participant. No Participant shall be a shareholder with respect to any Shares underlying Deferred Stock Units credited to his Deferred Stock Account, nor shall the Participant (or the Participant’s Beneficiary) have any right to or interest in any specific assets of Schering-Plough or its Affiliates or Subsidiaries, including any Shares reserved for issuance under the Plan, until such Shares are actually distributed to the Participant.
     (b) Dividend Equivalents. Unless the Committee determines otherwise at the time of grant and sets forth in the applicable Award Certificate, in the event of Schering-Plough’s payment of dividends on Shares, Dividend Equivalents shall be applied as follows.
     (i) Stock Dividends. Dividend Equivalents relating to stock dividends shall be credited to a Participant’s Deferred Stock Account as of the dividend payment date in the form of additional Deferred Stock Units, based on the Fair Market Value of a Share on the dividend payment date.
     (ii) Non-Stock Dividends. Dividend Equivalents relating to dividends other than stock dividends shall be distributed immediately to the Participant as additional compensation on the dividend payment date.
     (c) Payment of Shares. Subject to paragraph (d) below and Section 5.4 relating to Changes in Control, Deferred Stock Units shall be paid in Shares, at the rate of one Share per each Deferred Stock Unit, at such time or times and in such manner as the Committee shall determine at the time of grant and set forth in the applicable Award Certificate, which can be either:
     (i) Lump Sum. A single lump sum payable on a specified date not earlier than the six-month anniversary of the date the Deferred Stock Units were awarded to the Participant, or
     (ii) Installments. In a set number of equal or unequal periodic installments commencing on a specified date not earlier than the six-month anniversary of the date the Deferred Stock Units were awarded to the Participant.
The timing and form of payment of Shares in settlement of Deferred Stock Units shall be set forth in the Award Certificate at the time of grant and, to the extent such Deferred Stock Units are subject to the requirements of Section 409A of the Code, shall not be subject to modification or acceleration by the Committee, except as provided in paragraph (d) below and in Section 5.4. The Committee, in its discretion, may condition the issuance of Shares in connection with Deferred Stock Units on the Participant giving the representation described in Section 7.4.
     (d) Termination and Forfeiture. Unless the Award Certificate provides otherwise, and subject to (1) the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, (2) Section 5.4 relating to Changes in Control and (3) the special forfeiture provisions of Section 7.2, any undistributed Deferred Stock Units remaining in a Participant’s Deferred Stock Account shall be forfeited by the Participant upon the Participant’s Termination of Employment for any reason other than other than the death, Disability, Retirement, Termination Due to Business Divestiture or Involuntary Termination of the Participant.
     (i) Death. Upon the death of a Participant prior to full payment of the Participant’s Deferred Stock Account, the remaining balance of the Participant’s Deferred Stock Account shall be paid in Shares to the Participant’s Beneficiary or, if none, to the legal representative of the Participant’s estate or to the person to whom the Participant’s Deferred Stock Unit payment rights are transferred under Participant’s will or by operation of law, in a single lump sum payment as soon as administratively feasible after the Participant’s death, but in no event later than the last day of the calendar year of the Participant’s death or, if later, the 15th day of the third month following the Participant’s death. Schering-Plough shall be under no obligation to deliver Shares in satisfaction of a Deferred Stock Unit unless and until Schering-Plough is satisfied that the person or persons to whom the Shares are being transferred are the duly appointed executor(s) or administrator(s) of the deceased Participant or the person to whom the Deferred Stock Units have been transferred under the Participant’s will or by the applicable laws of descent and distribution.

     (ii) Disability. In the event a Participant becomes Disabled prior to full payment of the Participant’s Deferred Stock Account, the remaining balance of the Participant’s Deferred Stock Account shall be paid in Shares at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant; provided, however that the Committee may determine at the time of grant and set forth in an Award Certificate that if the Participant becomes Disabled prior to the scheduled payment date or dates of the Deferred Stock Units, the remaining balance the Participant’s Deferred Stock Account shall be paid to the Participant in a single lump sum distribution as soon as administratively feasible after the date the Participant becomes Disabled, but in no event later than the last day of the calendar year in which the Participant becomes Disabled or, if later, the 15th day of the third month following the date the Participant becomes Disabled.
     (iii) Retirement. Upon the Retirement of a Participant prior to full payment of the Participant’s Deferred Stock Account, the Participant shall forfeit all unpaid Deferred Stock Units that were awarded to the Participant during the one-year period immediately preceding the Participant’s Retirement date and all other Deferred Stock Units remaining in the Participant’s Deferred Stock Account shall be paid at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant; provided, however that the Committee may determine at the time of grant and set forth in an Award Certificate that the entire unpaid balance of the a Participant’s Deferred Stock Account shall be forfeited upon the Participant’s Retirement. Alternatively, to the extent permitted under Section 409A of the Code, the Committee may determine at the time of grant and set forth in an Award Certificate that, in the event of the Participant’s Retirement prior to the scheduled payment date or dates of the Deferred Stock Units, the remaining balance the Participant’s Deferred Stock Account shall be paid to the Participant in a single lump sum distribution as soon as administratively feasible after the Participant’s Retirement date, but in no event later than the last day of the calendar year in which the Participant retires or, if later, the 15th day of the third month following the date of the Participant’s Retirement. Notwithstanding the forgoing, if the Participant is a Section 409A Specified Employee on his or her Retirement date, payment may not be made earlier than the six-month anniversary of the Participant’s Retirement date.
     (iv) Termination Due to Business Divestiture. Upon a Participant’s Termination Due to Business Divestiture prior to full payment of the Participant’s Deferred Stock Account, the remaining balance of the Participant’s Deferred Stock Account shall be paid in Shares at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant. Alternatively, to the extent permitted under Section 409A of the Code, the Committee may determine at the time of grant and set forth in an Award Certificate that, in the event of the Participant’s Termination Due to Business Divestiture prior to the scheduled payment date or dates of the Deferred Stock Units, the remaining balance the Participant’s Deferred Stock Account shall be paid to the Participant in a single lump sum distribution as soon as administratively feasible after the Participant’s termination date, but in no event later than the last day of the calendar year of the Participant’s termination or, if later, the 15th day of the third month following the date of the Participant’s termination. Notwithstanding the forgoing, if the Participant is a Section 409A Specified Employee on his or her termination date, payment may not be made earlier than the six-month anniversary of the Participant’s termination date.
     (v) Involuntary Termination. Upon the Involuntary Termination of a Participant prior to full payment of the Participant’s Deferred Stock Account, the Participant shall forfeit —
     (A) All unpaid Deferred Stock Units that were awarded to the Participant during the one-year period immediately preceding the Participant’s Involuntary Termination date; and
     (B) A prorated portion of the remaining Deferred Stock Units under each Deferred Stock Unit Award determined by subtracting from the number of unpaid Deferred Stock Units remaining under such Award the product of (I) the number of unpaid Deferred Stock Units remaining under such Award, multiplied by (II) a fraction, the numerator of which is the number of full months worked by the Participant between the date of grant and the Involuntary Termination date, and the denominator of which is the total number of full months between the date of grant and the originally scheduled payment date.
     All other Deferred Stock Units remaining in the Participant’s Deferred Stock Account shall be paid at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant.
     (e) Payment Deferrals. Subject to the requirements of Section 409A of the Code, the Committee may from time to time and on a case by case basis permit a Participant to elect to defer payment of his Deferred Stock Units, or change the form of payment of Shares issued in connection with Deferred Stock Units. Elections to defer the payment date or change the form of payment shall be subject to the following limitations, which may not be waived by the Committee:
     (i) Such election must be made, if at all, no less than 12 months prior to the originally scheduled payment date set out in the Award Certificate for the Deferred Stock Units with respect to which the election is made;
     (ii) Such election may not take effect until at least 12 months after the date on which the election is made; and
     (iii) Except with respect to an election to receive payment upon Disability, the first scheduled payment must be deferred pursuant to the election for a period of at least five years from the original payment date set out in the Award Certificate for the Deferred Stock Units with respect to which the election is made.
For purposes of Section 409A of the Code, each scheduled installment payment under a Deferred Stock Unit Award shall be deemed to be a separate payment.
     (f) Committee Discretion. Notwithstanding anything in the Plan to the contrary (including anything in Section 3.2 relating to the authority of the Committee or Section 5.4 relating to Changes in Control) in no event shall the Committee have discretion under the Plan to accelerate the payment date or deferred payment date of Deferred Stock Units, except to the extent permitted under Section 409A of the Code and applicable U.S. Treasury Department or Internal Revenue Service guidance issued in connection with Section 409A of the Code.
4.7 Other Stock-Based Awards. Subject to compliance with the requirements of Section 409A of the Code, the Committee may, from time to time, grant to an Employee Other Stock-Based Awards under the Plan. These Awards may include, among other things Shares, restricted stock options, stock appreciation rights that are settled in Shares, and phantom or hypothetical Shares. The Committee shall determine, in its discretion, the terms, conditions, restrictions and limitations, if any, that shall apply to Other Stock-Based Awards granted pursuant to this Section 4.7 (including whether Dividend Equivalents shall be credited or paid with respect to any such Award), which terms, conditions, restrictions and/or limitations shall be set forth in the Award Certificate. The Committee, in its discretion, may condition the delivery of Shares in connection with an Award under this Section 4.7 on the Participant giving the representation described in Section 7.4.
4.8 Performance Awards. The Committee may grant Performance Awards under the Plan only to such Employees as the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine. Performance Awards granted under the Plan shall be subject to the following provisions.
     (a) General. Performance Awards that are not Qualified Performance Awards shall be based on such Performance Cycles, Performance Measures and vesting or payout formulas (which may be the same as or different than those applicable to Performance Awards that are designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.
     (b) Form of Payment. Performance Awards may be paid in cash, Shares, Stock Options, Restricted Stock, Deferred Stock Units, Other Stock-Based Awards or any combination of the foregoing in such proportions as the Committee may determine, in its discretion, and set forth in the Award Certificate. To the extent that a Performance Award is paid in Shares, Stock Options, Restricted Stock, Deferred Stock Units and/or Other Stock-Based Awards, the amount of each such form of

Award that is payable shall be based on the Fair Market Value of a Share on the date of grant, subject to such reasonable Restricted Stock and Deferred Stock Unit discount factors and/or Stock Option valuation methodologies as the Committee may, in its discretion, apply. Stock Options, Restricted Stock, Deferred Stock Units and Other Stock-Based Awards granted in connection with a Performance Award shall be subject to the provisions of Sections 4.4, 4.5, 4.6 and 4.7, respectively.
     (c) Qualified Performance Awards. A Performance Award granted to a Covered Employee under the Plan may, at the discretion of the Committee, be designated as a Qualified Performance Award. Qualified Performance Awards under the Plan may be granted either separately or at the same time as Awards that are not designated as Qualified Performance Awards; provided, however, that in no event may the payment of an Award that is not a Qualified Performance Award be contingent upon the failure to attain a specific level of performance on the Performance Measure(s) applicable to a Qualified Performance Award for the same Performance Cycle. In the event the Committee designates an Award as a Qualified Performance Award, any determinations of the Committee pertaining to Performance Measures and other terms and conditions of such Qualified Performance Award (other than a determination under paragraph (iii)(D) below to reduce the amount of the Award) shall be in writing and made within the Qualified Performance Award Determination Period. A Performance Award that the Committee designates as a Qualified Performance Award shall be subject to the following additional requirements.
     (i) Performance Cycles. Performance Awards that are designated as Qualified Performance Awards shall be awarded in connection with a Performance Cycle. The Committee shall determine the length of a Performance Cycle within the Qualified Performance Award Determination Period. In the event that the Committee determines that a Performance Cycle shall be a period greater than one fiscal year, a new Qualified Performance Award may be granted and a new Performance Cycle may commence prior to the completion of the Performance Cycle associated with the prior Qualified Performance Award.
     (ii) Participants. Within the Qualified Performance Award Determination Period, the Committee shall determine the Covered Employees who shall be eligible to receive a Qualified Performance Award for such Performance Cycle.
     (iii) Performance Measures; Targets; Vesting and Payout Formulas.
     (A) Within the Qualified Performance Award Determination Period, the Committee shall fix and establish, in writing, (1) the Performance Measure(s) that shall apply to the Qualified Performance Award for the Performance Cycle; (2) the target amount of such Qualified Performance Award that shall be payable to each such Covered Employee; and (3) the vesting and/or payout formula for computing the actual amount of such Qualified Performance Award that shall become vested and/or payable with respect to each level of attained performance. Towards this end, such vesting and/or payout formula shall, based on objective criteria, set forth for the applicable Performance Measure(s) the minimum level of performance that must be attained during the Performance Cycle before any such Qualified Performance Award shall become vested and/or payable and the percentage of the target amount of such Award that shall be vested and/or payable to each Covered Employee upon attainment of various levels of performance that equal or exceed the minimum required level.
     (B) The Committee may, in its discretion, select Performance Measures that measure the performance of Schering-Plough or one or more business units, divisions, Affiliates or Subsidiaries of Schering-Plough. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.
     (C) In applying Performance Measures, the Committee may, in its discretion, exclude unanticipated, unusual or infrequently occurring items (including any event described in Section 5.3 and the cumulative effect of changes in the law, regulations or accounting rules), and may determine within the Qualified Performance Award Determination Period to exclude other items.
     (D) Notwithstanding anything in this paragraph (c)(iii) to the contrary, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, the amount of any Qualified Performance Award that is payable to a Covered Employee with respect to a Performance Cycle, provided, however, that no such reduction shall result in an increase in the dollar amount of any such Qualified Performance Award payable to any other Covered Employee.
     (iv) Committee Certification. No Qualified Performance Award shall vest or be paid to a Covered Employee under the Plan unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.
     (v) Limitation on Awards. Subject to Sections 5.1 and 5.3, the dollar value of any Qualified Performance Award payable in cash to any Covered Employee shall not exceed $3 million (or, in the case of the Chief Executive Officer, $6,000,000) for any 12-month Performance Cycle; provided that for any Performance Cycle that is the same as a performance period under the Operations Management Team Incentive Plan, such amounts shall serve as combined limits under both this Plan and the Operations Management Team Incentive Plan. For any Performance Cycle greater than 12 months in duration, this maximum will be adjusted proportionately.

     (vi) Code Section 162(m). It is the intent of Schering-Plough that Qualified Performance Awards granted to Covered Employees under the Plan shall satisfy the applicable requirements of Code Section 162(m) and the regulations thereunder so that Schering-Plough’s tax deduction for Qualified Performance Awards is not disallowed in whole or in part by operation of Code Section 162(m). If any provision of this Plan pertaining to Qualified Performance Awards, or any Award to a Covered Employee under the Plan that the Committee designates as a Qualified Performance Award, would otherwise frustrate or conflict with such intent, that provision or Award shall be interpreted and deemed amended so as to avoid such conflict.
4.9 Substitute Awards. The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees. Such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of any agreement for the acquisition of the Acquired Company. Any grant of Stock Options pursuant to this Section 4.9 will be subject to the rules set out in Section 424 of the Code and any final regulations published thereunder, regardless of whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
4.10 Termination for Cause. Notwithstanding anything to the contrary herein, if a Participant incurs a Termination for Cause, then all of the Participant’s outstanding Awards under the Plan (whether or not vested or exercisable) will immediately be cancelled and forfeited and the special forfeiture provisions of Section 7.2 shall apply. The exercise of any Stock Option or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential Termination for Cause is pending.
V. SHARES SUBJECT TO THE PLAN; ADJUSTMENTS
5.1 Shares Available. The Shares issuable under the Plan are authorized but unissued Shares or Shares held in Schering-Plough’s treasury. Subject to adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan may not exceed 92,000,000 Shares, which includes the number of Shares that have been approved by Schering-Plough shareholders for issuance under the Prior Plan, but which have not been awarded under the Prior Plan as of the Effective Date and which are no longer available for issuance under Prior Plan for any reason (including without limitation, the discontinuance or termination of the Prior Plan). Subject to adjustment in accordance with Section 5.3, from such aggregate limit:
     (a) No more than an aggregate of 46,000,000 Shares may be issued under Incentive Stock Options during the term of the Plan;

     (b) No more than an aggregate of 46,000,000 Shares may be issued in the form of Restricted Stock, Deferred Stock Units or Other Stock-Based Awards payable in Shares during the term of the Plan; and
     (c) The maximum aggregate number of Shares with respect to which Stock Options may be granted to any one Participant during any fiscal year of Schering-Plough may not exceed 3,000,000 Shares.
5.2 Counting Rules.
     (a) Shares Counted. For purposes of determining the number of Shares remaining available for issuance under the Plan (including Shares originally approved under the Prior Plan, but made available for issuance under this Plan in accordance with Section 5.1), only Awards payable in Shares shall be counted. In addition, Shares that are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option, or in satisfaction of the withholding obligations of an Award shall be counted against the remaining Shares and shall no longer be available for issuance under the Plan.
     (b) Shares Not Counted. The following Shares relating to Awards under this Plan (or Awards under the Prior Plan that are outstanding as of the Effective Date) are not counted as issued Shares for purposes of determining the number of Shares remaining available for issuance under the Plan, and shall remain available for issuance under the Plan.
     (i) Shares underlying awards that are settled in cash in lieu of Shares;
     (ii) Shares underlying Awards that expire, are forfeited, cancelled or terminate for any other reason without the issuance of Shares;
     (iii) Shares issued in connection with Awards that are assumed, converted or substituted as the result of Schering-Plough’s acquisition of an Acquired Company or the combination of Schering-Plough with another company; and
     (iv) Shares of Restricted Stock that are forfeited and returned to Schering-Plough upon a Participant’s Termination of Employment.
5.3 Adjustments. If there is a change in the outstanding Shares by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, an adjustment in the number or kind of Shares that may be issued under the Plan, the number of Shares underlying an outstanding Award, the Exercise price of a Stock

Option or the number of Deferred Stock Units credited to a Deferred Stock Account will be made by the Committee and such adjustment will be conclusive and binding for all purposes under the Plan. Notwithstanding the foregoing, no adjustments shall be made with respect to Qualified Performance Awards granted to a Covered Employee to the extent such adjustment would cause the Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.
5.4 Consequences of a Change in Control. Notwithstanding any other provision of the Plan, Awards that are outstanding as of the effective date of a Change in Control shall be subject to the following provisions.
     (a) Replacement Awards. Any Award granted hereunder shall be deemed to apply to the securities, cash or other property (subject to adjustment by cash payment in lieu of fractional interests) to which a holder of the number of Shares equal to the number of Shares underlying the Participant’s Awards would have been entitled pursuant to the Change in Control, and proper provisions shall be made to ensure that this clause is a condition to any transaction that would result in a Change in Control; provided, however, that during the 60-day period beginning on the date of Change in Control, the Committee (or, if applicable, the board of directors of the entity assuming Schering-Plough’s obligations under the Plan) may, in its discretion, take any of the following actions with respect to each Award that is outstanding as of the effective date of Change in Control:
     (i) Modify or adjust the Award to reflect the Change in Control; or
     (ii) Cancel the Award and cause the acquiring or surviving corporation to replace it with an equivalent right after the Change in Control.
     (b) Stock Options. All outstanding Stock Options that have not become exercisable as of the effective date of a Change in Control shall continue to become exercisable in accordance with the vesting schedule set out in the applicable Award Certificate. Notwithstanding the foregoing, in the event a Participant incurs an Involuntary Termination within two years after the effective date of a Change in Control, all of the Participant’s outstanding Stock Options shall become immediately vested and exercisable as of the date of such Involuntary Termination and shall remain exercisable for the full duration of the Stock Option’s original term, notwithstanding the Participant’s Termination of Employment. In addition, during the 60-day period beginning on the date of Change in Control, the Committee may, in its discretion, cancel all or a portion of a Participant’s remaining Stock Options and, in consideration of such cancellation, pay the Participant with respect to each Share issuable under the cancelled Stock Option an amount in cash equal to the amount by which the Change in Control Price exceeds the Exercise Price of the cancelled Stock Option.
     (c) Deferred Stock Units. All Deferred Stock Units credited to a Participant’s Deferred Stock Account but not yet distributed as of the effective date of the

Change in Control shall be paid in Shares at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant. Notwithstanding the foregoing, in the event a Participant incurs an Involuntary Termination within two years after the effective date of a Change in Control, all Deferred Stock Units credited to a Participant’s Deferred Stock Account but not yet distributed as of the date of such Involuntary Termination shall become immediately vested and non-forfeitable and shall be distributed in a single lump sum cash payment, in lieu of Shares, as soon practicable thereafter (but in no event more than 30 days after the date of such Involuntary Termination) at a dollar value per Deferred Stock Unit equal to the Fair Market Value of a Share on the date of termination.
     (d) Restricted Stock and Other Stock-Based Awards. All restrictions and conditions on any Shares of Restricted Stock or Other Stock-Based Awards shall continue to apply for the duration of the Restriction Period. Notwithstanding the foregoing, in the event a Participant incurs an Involuntary Termination within two years after the effective date of a Change in Control, all restrictions and conditions on any Shares of Restricted Stock or Other Stock-Based Awards shall immediately lapse or be deemed satisfied, as the case may be, as of the date of such Involuntary Termination and all such Awards shall become vested and non-forfeitable as of such date.
     (e) Performance Awards. The Committee shall set out in the Award Certificate for each Performance Award the terms and conditions that shall apply to such Performance Award in the event the Award is outstanding as of the effective date of a Change in Control.
5.5 Fractional Shares. No fractional Shares shall be issued under the Plan. In the event that a Participant acquires the right to receive a fractional Share under the Plan, such Participant shall receive, in lieu of such fractional Share, cash equal to the Fair Market Value of the fractional Share as of the date of settlement.
VI. AMENDMENT AND TERMINATION
6.1 Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of shareholders of Schering-Plough, except that no material revision to the terms of the Plan will be effective without first obtaining the approval of the amendment by the holders of a majority of the Shares present in person or by proxy at a meeting of Schering-Plough’s shareholders and entitled to vote at such meeting. A revision is “material” for this purpose if, among other changes, it (a) materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan), (b) changes the types of Awards available under the Plan, (c) expands the class of persons eligible to receive Awards under the Plan, (d) extends the term of the Plan, (e) decreases the Exercise Price at which Stock Options may be granted, (f) reduces the Exercise Price of outstanding Stock Options, or (g) results in the replacement of outstanding Stock Options with new Awards that have an Exercise Price that is lower than the Exercise Price of the replaced Stock Options. No amendment of the Plan made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award. Notwithstanding the foregoing, this Plan is intended to incorporate all applicable requirements of Section 409A of the Code and guidance issued thereunder by the U.S. Treasury Department and the Internal Revenue Service, and the Plan will be deemed to be amended as necessary to comply with those requirements.
6.2 Termination. The Plan shall terminate upon the earlier of the following dates or events to occur:
     (a) The adoption of a resolution of the Board terminating the Plan; or
     (b) December 31, 2011.
     No Awards shall be granted under this Plan after it has been terminated. However, the termination of the Plan shall not alter or impair any of the rights or obligations of any person, without such person’s consent, under any Award theretofore granted under the Plan. After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan and the applicable Award Certificate.
VII. GENERAL PROVISIONS
     7.1 Nontransferability of Awards. No Award under the Plan shall be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.
     (a) Any Award may be transferred by will or by the laws of descent or distribution.
     (b) The Committee may provide in the Award Certificate that all or any part of the vested portion of a Nonqualified Stock Option may, subject to the prior written consent of the Committee, be transferred to one or more of the following classes of donees:
          (i) a family member;
          (ii) a trust for the benefit of a family member; or
          (iii) a limited partnership whose partners are solely family members, or any other legal entity set up for the benefit of family members.
          For purposes of this paragraph (b), a family member means a Participant’s spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, grandnieces and grandnephews, including adopted, in-laws and step family members.

     (c) Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to paragraph (b) above unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax. The Participant must immediately notify the Committee, in the form and manner required by the Committee, of any proposed transfer of an Award pursuant to paragraph (b). No transfer will be effective until the Committee consents to the transfer in writing.
     (d) Except as otherwise provided in the Award Certificate, any Nonqualified Stock Option transferred by a Participant pursuant to this paragraph (d) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.
     (e) Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered; provided, however, that Restricted Stock awarded to an affiliate of Schering-Plough may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this paragraph (e), “affiliate” will have the meaning assigned to that term under Rule 144.
     (f) In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.
7.2 Special Forfeiture Provision. Except as otherwise provided in the current employment agreement between Schering-Plough and the relevant Employee (which agreement shall take precedent over this Section 7.2), and if the Committee, in its discretion, provides otherwise in the applicable Award Certificate, if a Participant either —
     (a) incurs a Termination for Cause or
     (b) incurs a Termination of Employment for any reason other than other than death, Disability, Retirement, Termination Due to Business Divestiture or Involuntary Termination and, within one year after such Termination of Employment, without prior written approval of the Committee, enters into an employment or consulting arrangement (including service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in any business in which Schering-Plough or its Affiliates or Subsidiaries is engaged that, in the sole judgment of the Committee, is competitive with Schering-Plough or any Affiliate or Subsidiary, then the Participant shall forfeit and return to Schering-Plough —
     (i) the amount of any profit realized upon the exercise of any Stock Options at any time on or after the date that is ninety (90) days immediately prior to the date of the Participant’s Termination of Employment;
     (ii) all shares of Restricted Stock that are not then vested or which vested during the three-month period immediately preceding such Termination of Employment; and
     (iii) all Shares issued to the Participant in payment of the Participant’s Deferred Stock Units during the three-month period immediately preceding such Termination of Employment.
7.3 Withholding of Taxes. The Committee, in its discretion, may satisfy a Participant’s tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.
     (a) Stock Options. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option, the Committee may require that the Participant, at the time of exercise, pay to Schering-Plough by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may, however, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.4(f).
     (b) Other Awards Payable in Shares. The Participant shall satisfy the Participant’s tax withholding obligations arising in connection with the release of restrictions on Restricted Stock or the payment of Deferred Stock Units or Other Stock-Based Awards by payment to Schering-Plough by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations, provided that the format is approved by Schering-Plough or a designated third-party administrator. Notwithstanding the foregoing, subject to the requirements of applicable law, Schering-Plough may also satisfy the Participant’s tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery, provided that the Committee has specifically approved such payment method in advance.
     (c) Cash Awards. Schering-Plough may satisfy a Participant’s tax withholding obligations arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.4 Investment Representation. As a condition to any distribution of Shares pursuant to Awards under the Plan, Schering-Plough may require a Participant to represent in writing that such Shares are being acquired for the Participant’s own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.
7.5 Code Section 83(b) Elections. Neither Schering-Plough, any Affiliate or Subsidiary, nor the Committee shall have any responsibility in connection with a Participant’s election, or attempt to elect, under Code Section 83(b) to include the value of a Restricted Stock Award in the Participant’s gross income for the year of payment. Any Participant who makes a Code Section 83(b) election with respect to any such Award shall promptly notify the Committee of such election and provide the Committee with a copy thereof.
7.6 Beneficiary Designations. Designations of Beneficiaries by a Participant shall be made in writing and filed with Schering-Plough in such form and in such manner as the Committee may from time to time prescribe. A Participant may change his or her Beneficiaries in the same manner at any time prior to the death of the Participant. If a Participant dies without having designated any surviving Beneficiaries, the Participant’s remaining interests in Awards under the Plan shall be distributed to the legal representative of his estate or in accordance with the Participant’s will.
7.7 No Implied Rights. The establishment and operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other right upon any Employee for the continuation of his or her employment for any Performance Cycle or any other period. Schering-Plough expressly reserves the right, which may be exercised at any time and in Schering-Plough’s sole discretion, to discharge any individual and/or treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in the Plan.
7.8 No Obligation to Exercise Options. The granting of a Stock Option shall impose no obligation upon the Participant to exercise such Stock Option.
7.9 No Rights as Shareholders. A Participant granted an Award under the Plan shall have no rights as a shareholder of Schering-Plough with respect to the Award unless and until such time as certificates for the Shares underlying the Award are registered in such Participant’s name. The right of any Participant to receive an Award by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of Schering-Plough.
7.10 Indemnification of Committee. Schering-Plough shall indemnify, to the full extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee or a delegate of the Committee so acting.

7.11 No Required Segregation of Assets. Neither Schering-Plough nor any Affiliate or Subsidiary shall be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan. In no event shall any interest be paid or accrued on any Award, including unpaid installments of an Award.
7.12 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for Schering-Plough or its Affiliates or Subsidiaries. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of Schering- Plough or any Affiliate or Subsidiary except as may otherwise be specifically provided in the applicable employee benefit plan.
7.13 Compliance with Applicable Law. The obligations of Schering-Plough to issue or transfer Shares pursuant to Awards shall be subject to (a) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to the Shares, (b) the condition that the Shares be listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which Shares are listed and (c) compliance with all applicable laws and approvals by all governmental or regulatory agency as may be required. With respect to Reporting Persons, it is the intent of Schering-Plough that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. If any provision or this Plan or of any grant of an Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law. In addition, it is the intent of Schering-Plough that the Plan and applicable Awards under the Plan comply with the applicable provisions of Sections 162(m) and 422 of the Code, and to the extent an Award is subject to the requirements of Section 409A of the Code, it is the intent of Schering-Plough that the Award be administered in a manner that satisfies such requirements. To the extent that any legal requirement of Section 16 of the Exchange Act or Section 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under such Section, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify a Award (to the extent permitted by applicable law) to bring it into compliance with any valid and mandatory government regulation.
7.14 Headings. Section and paragraph headings are for reference only. In the event of a conflict between the title and content of a section or paragraph, the content shall control.
7.15 Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of New Jersey and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.